SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A STATEMENT


                  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ______)


Filed by the Registrant    /_/  Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/X/  Preliminary Proxy Statement
/_/  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
/_/  Definitive Proxy Statement
/_/  Definitive Additional Materials
/_/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              DEL WEBB CORPORATION
                   -------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              PACIFIC PARTNERS, LLC
 -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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
                              PACIFIC PARTNERS, LLC
                            1702 East Highland Avenue
                                    Suite 310
                                Phoenix, AZ 85016
                                  602-248-8181
                                Fax: 602-248-0884

                                October __, 2000

Dear Fellow Stockholders:

     Pacific Partners is proposing a solution to the problems we think exist at Del Webb. I just wanted to take a brief moment to introduce Pacific Partners and explain the accompanying materials and what we are trying to accomplish on behalf of all stockholders.

     Pacific Partners is owned by a small group of successful, entrepreneurial businessmen with extensive knowledge and experience in the real estate industry. We identified Del Webb as an investment opportunity with the potential for substantial appreciation but we believed that in order to achieve this objective certain fundamental changes had to occur. As noted in the attached Proxy Statement, Del Webb's track record in terms of generating returns for its stockholders over the last five years has been, in our opinion, absolutely abysmal.

     We own in excess of 1.0 Million shares of Del Webb Common Stock (5.49% of the outstanding stock) and believe that we are now the second largest stockholder in Del Webb. We think that Del Webb and its stockholders would all benefit from having some new, independent Directors - Directors who have a substantial stake in the Company and who are committed to investigating alternative strategies for maximizing stockholder value as opposed to simply rejecting potential opportunities out of hand. We have laid out our case in the attached Proxy Statement. I would appreciate your taking a few moments to review our Proxy Statement. Even more so, I would appreciate your support in electing the two candidates being sponsored by us. While we would be a minority presence, I can assure you that we would be an active presence dedicated to investigating all reasonable alternatives to maximize stockholder value.

         Thanks for your time and consideration. If you have any questions, please call.

                                                              Very truly yours,


                                                              William S. Levine

Your vote is very important. Even if you do not plan to attend the Annual Meeting, please sign and return the enclosed BLUE proxy card as soon as possible. Time is short. A prepaid self addressed envelope is enclosed for your convenience. Please contact D.F. King & Co., Inc at (888) - for instructions on how to vote by email, facsimile and by telephone or with any questions.

                              PACIFIC PARTNERS, LLC

                                 PROXY STATEMENT
                     IN OPPOSITION TO THE BOARD OF DIRECTORS
                             OF DEL WEBB CORPORATION

                         Annual Meeting of Stockholders
                                November 2, 2000

                                  INTRODUCTION

         We believe something is seriously wrong at Del Webb.

o    Five-year cumulative total returns to stockholders - negative 32%

o    Management compensation - excessive particularly given stockholder returns

o    Stock ownership by Directors - less than 1% - pathetic given tenure

o    Debt to book capital - 67.6% - highest of comparable companies

         Pacific Partners believes that these statements describe the situation at Del Webb Corporation ("Del Webb" or the "Company") and represent both the cause and effect of Del Webb's unsatisfactory performance. We think that the Company has been unable to maximize stockholder value because of an inordinate amount of debt for a public company of its size and management's unwillingness to investigate alternative business strategies. Del Webb's enormous debt load (in excess of $1.0 Billion as of June 30, 2000), in our opinion, has and will continue to limit the Company's financial flexibility and will impede its ability to take advantage of future opportunities.

     In our meetings with Del Webb management, we have suggested that the Company would benefit from a substantial equity investment to "right size" the balance sheet. Management disagrees. We have also suggested that the stockholders of Del Webb would benefit from having new, independent directors who are committed to seeking out and analyzing alternative strategies for increasing stockholder value. Again, management disagrees. We also know that management has recently rebuffed at least one highly publicized offer to purchase the Company at $30 per share -- a 48.7% premium over the 90-day average trading price.

     In light of management's response to our suggestions, we have determined to nominate two candidates for election to the Del Webb Board of Directors. Our nominees are William S. Levine and Brian J. O'Connor. Our candidates have extensive experience in financial and operational matters and have outstanding track records in generating value for stockholders in connection with their service as directors of Outdoor Systems, Inc. (now Infinity Outdoor, Inc. following its sale in December 1999 to Infinity Broadcasting Corporation, an affiliate of Viacom Inc., for more than $8.0 Billion). While our nominees will admittedly be only a minority presence on the Del Webb Board, if elected by stockholders, they will represent a mandate for change. In their role as catalysts for change, they will be an active presence on the Del Webb Board, committed to encouraging the Company's Board to investigate thoroughly all viable alternatives to increasing stockholder value.

     We are also soliciting authority to vote for one of the nominees that has been sponsored by Del Webb. Since there are only three board seats to be filled at the Annual Meeting (one-third of Del Webb's staggered board), and since Pacific Partners is only soliciting proxies for the election of two nominees, if our nominees are elected, one of the nominees proposed by the Company will also be elected. Pacific Partners intends to use the proxy solicited hereby to vote for one nominee being sponsored by the Company's Board of Directors. While we are not permitted to name the Company nominee for whom we will vote, we can tell you that we will not vote for Glenn W. Schaeffer or C. Anthony Wainwright. If you want, you can withhold authority to vote with respect to the Company's remaining nominee by writing his name on the BLUE proxy card in the space provided. For information regarding the Company's nominees for election as Directors, please refer to the Company's Proxy Statement dated September 22,
2000 (the "Del Webb Proxy Statement"). There can be no assurance that the Company's nominee will serve if elected along with any of our nominees.

         Proxy statements can be difficult to read. We would like to highlight a few of the interesting facts that can be gleaned from a close reading of the Del Webb Proxy Statement.

Returns to Stockholders

         The chart below was prepared by Del Webb because it is required to be disclosed in the Del Webb Proxy Statement. It shows the value in June 2000 of $100 invested in three different investments in June 1995. In one sense, this is the Board's and management's report card for the last five years. A picture is worth 1,000 words.

[GRAPHIC OMITTED]

                     DEL WEBB                 Peer group              S & P 500
               -------------------         ----------------         ------------

 6/95                   $   100                 $    100                $    100
 6/96                     86.91                   107.84                     126
 6/97                     71.48                    132.5                  169.73
 6/98                    115.14                      221                  220.92
 6/99                    106.19                   186.67                  271.19
 6/00                     68.11                    147.9                  290.85


------------
o $100 invested on 6/30/95 in stock or index -- including reinvestment of dividends. Fiscal year ending June 30.

         The results are clear:

         o Since June 1995 the cumulative total returns to Del Webb stockholders have been negative 32%.

         o By contrast, the cumulative return on an investment in the peer group that Del Webb choose to compare itself with was positive 47.9%.

         o The return from an investment in the S&P 500 over the same period was positive 190.0%.

     Pacific Partners owns over 1.0 million shares of Del Webb Common Stock representing approximately 5.49% of the outstanding Common Stock. Today that makes us the second largest Del Webb stockholder. We bought our shares because we thought there was an opportunity for substantial appreciation if certain steps were taken and we thought we could be the catalyst for change. However, absent dramatic action, we are concerned that future returns to stockholders could well mirror the dismal returns that have been generated over the last five years.

Management Compensation

     In the  face of this  record  of  generating  a  negative  32%  return  for stockholders, the Company's Board of Directors has continued to reward management with substantial salaries, bonuses and grants of restricted stock and stock options. See Del Webb Proxy Statement, pages 7-9. When Philip Dion, the Company's Chief Executive Officer who oversaw the Company's performance reflected in the chart above, retired on November 30, 2000, the Board of Directors agreed to pay-out Mr. Dion's lifetime benefit under the Company's Supplemental Executive Retirement Plans in three equal annual payments of $3,880,119 (plus interest); i.e., approximately $12.0 Million (plus interest). See Del Webb Proxy Statement, page 13. Mr. Dion was also given a two-year consulting agreement that pays him $250,000 a year. In other words, the Board of Directors rewarded Mr. Dion with more than $12 million of your money and then hired him as a highly paid consultant. All in all, not too shabby - particularly given his track record.

         In his first year as CEO, LeRoy Hanneman took home in excess of $2.0 Million in cash compensation along with $340,320 in restricted stock awards and 75,000 stock options. Not bad either.

New Del Webb Management Incentive Plans

     Now the Company is asking stockholders to approve two more management incentive plans, the 2000 Executive Long-Term Incentive Plan (the "Equity Plan") and the 2000 Executive Management Incentive Plan (the "Cash Pay Plan"). We are opposed to the Equity Plan because it does not prohibit the re-pricing of options. We are opposed to the Cash Pay Plan because we believe that it does not prohibit the Human Resources Committee of the Board of Directors from resetting the Performance Goals for any year if it should become apparent that the original Performance Goals for a year will not be met - in essence backdoor re-pricing.

     At Pacific Partners, we believe that the interests of all management teams should be aligned with those of stockholders, and that reasonable cash and/or stock rewards to management are appropriate only when stockholders have prospered. We do not believe, however, that the past performance of the Company (negative 32% five year cumulative total returns) justifies the salaries, bonuses, stock grants and stock option awards given to past and present Directors and executive management. We believe that the time has come for the Company's management team and Board to be held accountable for their performance, and we do not believe that their past performance has been acceptable.

Stock Ownership by Management and Directors

     Finally, we took a close look at the number of shares of Common Stock really owned by our management team and Board of Directors. Under the rules of the Securities and Exchange Commission ("SEC"), shares held under options that have been given to officers and Directors and that are presently or will become exercisable in the next 60 days are considered "beneficially owned." This is true even if the options are underwater; i.e., the exercise price exceeds the market price for the Common Stock. The problem with this approach, however, is that unlike your shares, these "option shares" do not represent a personal investment in the Company; i.e., they have not been bought and paid for yet. These "option shares" cannot vote at the Annual Meeting. So, we asked ourselves, what does the stock ownership by our management and Directors look like if you eliminate all of the shares subject to unexercised stock options (i.e., shares that have not been paid for yet) from the shares reported in the Del Webb Proxy Statement as "beneficially owned" by our officers and Directors? Here's the answer.

                                             Shares or                  Years of
          Name                            Other Securities               Service
---------------------                     ----------------              --------
Outside Directors:
D. Kent Anderson                                  -0-*                        6
Michael O. Maffie                               1,000*                        3
J. Russell Nelson                                 100*                       17
Peter A. Nelson                                 7,000*                       16
Michael E. Rossi                                  -0-*                        6
Glenn W. Schaeffer                                -0-*                        3
C. Anthony Wainwright                             816*                       12
Sam Yellen                                      2,000*                        9
                                          ------------                  --------
                                                           Total Years
                                                           of Service        72


Total Ownership by
Outside Directors                              10,916*

Management Directors:
Philip J. Dion                                102,711*
LeRoy C. Hanneman, Jr.                         65,664*
                                          ------------

Total Ownership by Management Directors       168,375*

Other Management:
John H. Gleason                                46,803*
Anne L. Mariucci                               40,016*
Frank D. Pankratz                              45,080*
John A. Spencer                                44,704*
                                          ------------

Total Ownership by
Other Management                              176,603*

         *Less than 1%

     In case you're interested, our current outside Directors have 72 total years of service with Del Webb and own less than 1% of the outstanding Common Stock (calculated as described above).

     Not a pretty picture. Quite frankly, we think the level of real personal investment by our outside Directors is pathetic.

     In sharp contrast, Pacific Partners beneficially owns more than 1,000,000 shares of Del Webb, representing approximately 5.49% of the Company's outstanding Common Stock. We own this stock - it is bought and paid for. There are no presently exercisable but unexercised options. All of our shares will vote at the Annual Meeting. Suffice it to say that we are extremely motivated to maximize stockholder value.

Pacific Partners' Concerns and Conclusions

     In light of the foregoing, we think it's time for a change - time for new, independent representatives on the Del Webb Board of Directors - time for Directors whose interests are truly aligned with those of all other Del Webb stockholders. Management believes that the Company's future is bright; that the demographics of the American population are in the Company's favor. Maybe so, but, absent the financial flexibility to capitalize on future opportunities, we still believe that future returns to stockholders could well mirror our returns over the last five years.

         Pacific Partners has carefully reviewed public information concerning the Company and its businesses contained in the Company's filings with the SEC, in published articles, press releases and in reports prepared by securities analysts. We are concerned that there may be storm clouds on the horizon. Here are some specifics:

o LeRoy Hanneman, Del Webb CEO, noted that the Company's order backlog at the beginning of the 2001 fiscal year was materially lower than the order backlog at the beginning of the prior fiscal year.

              "This lower backlog will probably translate into a decline of about $150 -$200 million in revenues for the year." Source: Del Webb Press Release, July 25, 2000, 5:30 a.m. Eastern time.

o Although the Company has articulated a goal of reducing its debt level, and publicly emphasized that its debt to total capital ratio had declined during the 2000 fiscal year, in fact the Company's amount of indebtedness has remained fairly constant. The Company's Annual Report on Form 10-K for the year-ended June 30, 2000 (the "2000 Form 10-K") provides the following information (dollars in thousands).

                                                   2000                1999

         Total notes payable, senior and      $1,005,424,000      $1,040,613,000
         subordinated debt ("Debt")

         Source:  2000 Form 10-K, "Selected Consolidated Financial Data."

o In press releases and other public statements, management dismissed our stated concerns that the Company's high level of indebtedness will impede financial flexibility and limit Del Webb's ability to capitalize on present and future opportunities. However, in the 2000 Form 10-K, the Company states:

              "The Company's degree of leverage from time to time will affect its interest incurred and capital resources, which could limit its ability to capitalize on business opportunities or withstand adverse changes."

              Source: 2000 Form 10-K, "Certain Factors Affecting the Company's Operations - Financing and Leverage."

o The Company's level of total debt to book capitalization (the sum of book long-term debt plus shareholders equity) is the highest of any comparable industry participant.

           Company                      Book Equity  1              Total Debt 1
                                        ($ in 000s)                  ($ in 000s)               Debt/Book Cap.
------------------------------- ---------------------------- ---------------------------- ----------------------------
Centex Corp.                             1,465,226                    2,021,618                      58.0%
------------------------------- ---------------------------- ---------------------------- ----------------------------
D. R. Horton, Inc.                         907,885                    1,389,026                      60.5%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Kaufman & Broad Home Corp.                 674,951                    1,356,939                      66.8%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Lennar Corp.                             1,054,027                    1,732,784                      62.2%
------------------------------- ---------------------------- ---------------------------- ----------------------------
M.D.C. Holdings Inc.                       390,904                      269,962                      40.8%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Pulte Corp.                              1,107,264                      939,248                      45.9%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Ryland Group Inc.                          394,992                      740,194                      65.2%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Standard Pacific CP                        405,830                      376,801                      48.1%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Toll Brothers Inc.                         691,606                      818,101                      54.2%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Weighted Average                           788,076                    1,071,630                      55.7%
------------------------------- ---------------------------- ---------------------------- ----------------------------
Del Webb                                   482,386                    1,005,424                      67.6%
------------------------------- ---------------------------- ---------------------------- ----------------------------

1 Based on financial statements contained in most recent report filed by the indicated company pursuant to the Securities Exchange Act of 1934, as amended.

         Our nominees are committed to evaluating any and all opportunities to address the challenges facing our Company. We believe that "right sizing" the balance sheet may be one solution to provide Del Webb with the necessary financial flexibility to capitalize on present and future opportunities.

         We also believe that in light of the existing challenges, the Company should explore a possible sale to permit stockholders to realize a premium today over recent historical trading prices. We remember what happened in 1998 when the Company was approached by two suitors. Following a series of press releases stating the anticipated value of the consideration to be received in the deal, the stock price ran up to the mid-30s. Discussions were terminated. What happened to the stock price thereafter is a matter of public record. We hope history will not repeat itself.

         Both of our nominees have substantial experience in business and finance. We believe that our nominees are well qualified to take appropriate steps to maximize value for all stockholders as promptly as possible. While Pacific Partners' nominees, if elected, would not constitute a majority of the Board of Directors and thus could not ensure that the Board of Directors would explore strategic equity investments or acquisition proposals, we believe that the election of our nominees will serve as a mandate to the other Directors to join in the effort to maximize stockholder values. Our nominees will be an active presence on the Board committed to pursuing avenues designed to deal with current challenges that we believe are impeding the Company's financial flexibility.

         We also think that any sale transaction should be decided by stockholders - the people who have the real stake in the Company. Management, in our opinion, needs to actively investigate the alternatives. Instead, they hide behind a mountain of debt, golden parachutes, a staggered Board and other antitakeover shields pointing to future opportunities, dismissing present day critics and ignoring their historical record.

Pacific Partners' Voting Recommendations

         Please vote for a voice for change. Please vote on the enclosed BLUE proxy card:

o        FOR the nominees sponsored by Pacific Partners;

o        AGAINST the 2000 Executive Long-Term Incentive Plan;

o        AGAINST the 2000 Executive Management Incentive Plan;

o FOR ratifying the appointment of KPMG LLP as the principal independent public accounting firm of the Company for the year ending June 30, 2001; and




          Time is short. Your vote is very important. Please sign and return the enclosed BLUE proxy card immediately. Contact
          D. F. King & Co., Inc. for instructions on how to vote by email, facsimile or telephone. Please vote today.

          D. F. King & Co., Inc. 1-800-207-2872

                         BACKGROUND TO THE SOLICITATION

         We purchased our shares of Del Webb stock because we believed there were significant opportunities for realization of value. Pacific Partners determined to nominate candidates to the Board who would be committed to fairly exploring opportunities to increase stockholder value by investigating alternative business strategies including the possible sale of the Company.

         On August 17, 2000, we publicly disclosed our substantial investment in the Company and requested a meeting with management to obtain management's explanation of the steps it intended to take to maximize the value of Del Webb Common Stock. We were told that Mr. Hanneman was not available to meet until September 11th at the earliest. Del Webb has certain restrictive provisions in its Bylaws establishing detailed requirements to be met if a stockholder wishes to suggest candidates for election as directors including a requirement for this year's Annual Meeting that any nominations for the 2000 Annual Meeting must be submitted to Del Webb during a 30-day window period that closed on September 4, 2000 (which happened to be Labor Day). In light of Del Webb's response to our request for a meeting, we had no choice other than to proceed to nominate our candidates to preserve our options.

         On September 25, 2000, members of Pacific Partners met with LeRoy Hanneman, Anne Mariucci and John Spencer of Del Webb. The upshot of the meeting was that management told us they preferred the current incumbent Directors to our nominees and did not believe that Del Webb's current level of indebtedness was impeding the Company's ability to execute its business plan. Mr. Hanneman and Mr. Levine met again on October 3, 2000 to discuss the possibility of Pacific Partners having representation on the Del Webb Board of Directors. As a result of the failure to reach a solution with the Company, Pacific Partners decided to proceed to sponsor two nominees for election as Directors who will actively seek to maximize value for all stockholders by fully and fairly considering various financial and strategic alternatives.

                       NOMINEES FOR ELECTION AS DIRECTORS
                                (Proposal No. 1)

         According to the Del Webb Proxy Statement, three directors are to be elected at the Annual Meeting. The Directors so elected will serve in such capacity for terms to expire at the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In opposition to the incumbent Board of Directors, Pacific Partners is proposing a slate of two nominees for election as Directors of the Company. Information regarding our nominees is set forth below.

         We are also soliciting authority to vote for one of the nominees being sponsored by the Company. Although we are not permitted to state who we will vote for, we can tell you that if authority is granted, we will not vote for Glenn W. Schaeffer or C. Anthony Wainwright. See "Voting Procedures and Other Matters." Please refer to the Del Webb Proxy Statement for information regarding the Company's nominees for election as Directors.

         There are no arrangements or understandings between any nominee of Pacific Partners and any other person pursuant to which he was selected as a nominee. Each nominee named below has consented to be nominated for election as a Director and to serve as a Director if elected. Pacific Partners does not expect that any of the nominees will be unable to stand for election, but in the event that a vacancy in the slate of nominees should occur unexpectedly, the shares represented by the enclosed BLUE Proxy Card will be voted for a substitute candidate selected by Pacific Partners.

         The following information concerning age, principal occupation and directorships has been furnished to Pacific Partners by the nominees. Additional information regarding our nominees is set forth in Annex 1 to this proxy statement.

     Name           Age    Principal Occupations and Directorships
     ----           ---    ---------------------------------------

William S. Levine   68     Mr. Levine is the manager of Pacific Partners, LLC, a
                           Delaware limited  liability company formed on June 9,
                           2000,  to invest in Del  Webb.  Mr.  Levine is also a
                           director   of   Infinity   Broadcasting   Corporation
                           (multimedia) and Chairman of Infinity  Outdoor,  Inc.
                           (outdoor advertising) and has held such positions since December 9, 1999, and is also a director of International Leisure Hosts, Inc. Prior to becoming a director of Infinity Broadcasting Corporation Mr.
                           Levine was Chairman of the Board and a director of Outdoor Systems, Inc. (outdoor advertising), since its formation in 1980. Mr. Levine is an owner and officer of numerous privately-owned firms.

Brian J. O'Connor   44     Mr.   O'Connor  is  the  Senior  Vice   President  of
                           Hutchison,  Shokey,  Erley & Co. (financial services)
                           (August 1988 to present) and is a member of the Board
                           of  Directors  of  Outdoor  Systems,   Inc.  (outdoor
                           advertising) (September 1993 to December 1999).

         The following table sets forth the aggregate number of shares and percentage of the Common Stock, and other securities of the Company, if any, beneficially owned by each of Pacific Partners' nominees as of the date of this Proxy Statement.

                                      Shares of                  Percentage of
           Name                      Common Stock              Outstanding Stock
-------------------                  ------------              -----------------
  William Levine(1)                    1,002,186                     5.49%
  Brian J. O'Connor                        2,000                        *

        ---------------
        (1) Mr. Levine may be deemed to beneficially own the indicated shares by reason of being a member and the manager of Pacific Partners.

          * Less than 1%.

         In considering how to vote, we ask you to think about the combined stock ownership level of the incumbent members of the Board of Directors who are standing for re-election. As noted above (see "Introduction - Stock Ownership by Management and Directors"), Messrs. Hanneman, Schaeffer and Wainwright collectively own only 66,480 shares of Common Stock (excluding shares subject to unexercised stock options).

         It is a commonly accepted principle that significant stock ownership by a company's management more fully aligns their interests with the interests of the company's other stockholders. We believe that the level of stock ownership by these Del Webb insiders (particularly Messrs. Schaeffer and Wainwright) contributes to a lack of commitment to the creation of value for the true owners of the Company. As a result, we ask you to consider whether management may be more interested in retaining their positions and compensation packages than in maximizing the value to them (AND YOU) as stockholders.

PACIFIC PARTNERS BELIEVES THAT IT IS IN YOUR BEST INTEREST TO ELECT THE PACIFIC PARTNERS' NOMINEES AT THE 2000 ANNUAL MEETING. WE STRONGLY RECOMMEND A VOTE FOR THE ELECTION OF THE PACIFIC PARTNERS' NOMINEES.

PLEASE SIGN AND DATE THE BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE 2000 ANNUAL MEETING.

                                 OTHER PROPOSALS

The New Del Webb Incentive Plans
(Proposal Nos. 2 and 3)

         Del Webb maintains a variety of bonus, stock option and other incentive plans. Many Del Webb executives also participate in the Supplemental Executive Retirement Plans and are parties to Employment Agreements that provide for certain benefits to be paid upon the occurrence of a change of control (as defined in such agreements). Descriptions of these various plans and agreements are contained in the Del Webb Proxy Statement.

         Now the Company is asking stockholders to approve the Del Webb Corporation 2000 Executive Long-Term Incentive Plan (the "Equity Plan") and the Del Webb Corporation 2000 Executive Management Incentive Plan (the "Cash-Pay Plan" and together with the Equity Plan, the "Incentive Plans"). The text of the Incentive Plans is included as Appendix A and Appendix B to the Del Webb Proxy Statement.

         Pacific Partners has reviewed the Incentive Plans and believes that stockholders should vote AGAINST the approval of the Incentive Plans. The reason for this conclusion is that Pacific Partners does not believe that such Plans prohibit the re-pricing of awards made thereunder. What this means in plain English is that if the Company were to grant stock options under the Equity Plan and subsequently the Company's stock price falls, the Board can reduce the option exercise price so the executive will be able to buy the stock more cheaply. In other words, the option holder would be able to avoid the adverse consequences of a stock market price decline. Unfortunately, stockholders cannot get the same treatment. We are locked in at our original purchase price. Furthermore, re-pricing could have adverse accounting consequences for the Company.

         Specifically, Article 3, Section 3.2 of the Equity Plan sets forth the authority of the Human Resources Committee in administering the Equity Plan and the awards thereunder. This section is absolutely silent on the issue of re-pricing options and other stock grants made under that plan.

         Interestingly, by comparison Article 3, Section 3.2 of the Cash-Pay Plan sets forth the authority of the Committee in administering the Cash-Pay Plan and provides specifically that "the Committee shall not have the authority to re-price previously issued and currently outstanding Awards without stockholder approval." Obviously, Del Webb has clearly demonstrated that when it wishes to prohibit the opportunity to re-price underwater Awards, they are capable of drafting language to accomplish their goal. However, the fact that this language is contained in a plan which, by its very terms (see Article 5 of the Cash-Pay Plan), is strictly a cash-pay plan, strikes us as unusual. More importantly, however, is the complete absence of any such prohibition on re-pricing in the Equity Plan, the only plan pursuant to which stock-based awards can be made.

         Furthermore, while the Cash-Pay Plan does explicitly prohibit the re-pricing of any Awards, the language in Section 3.2 conferring authority on the Human Resources Committee to administer this Plan does not, in our opinion, prohibit the Committee from adjusting the Performance Goals during any period. Thus, if it were to become obvious that any year's Performance Goal would not be attained, we believe that the Committee could re-set the relevant goals without altering the amount of the Award to be paid. This, in our opinion, is simply re-pricing through the backdoor and renders the express prohibition on re-pricing a nullity.

         Based on our review of the Incentive Plans and the fact that by Del Webb's own admission, the cumulative total returns to Del Webb stockholders since June 1995 have been negative 30%, Pacific Partners believes that this is not the time to approve new incentive plans.

         Pacific Partners recommends that stockholders vote:

         AGAINST the approval of the Del Webb 2000 Executive Long-Term Incentive Plan (Proposal No. 2); and

         AGAINST the Del Webb 2000 Executive Management Incentive Plan (Proposal No. 3).

Ratification of Appointment of Principal Independent Public Accounting Firm (Proposal No. 4)

         The Company's Board of Directors has appointed the firm of KPMG LLP as Del Webb's principal independent public accounting firm and seeks stockholder ratification of this appointment. Pacific Partners recommends that you vote FOR the ratification of the appointment of KPMG LLP as the Company's principal independent public accounting firm for the year ending June 30, 2001. Shares represented by a valid, unrevoked BLUE proxy card will be voted FOR such proposal unless otherwise specified.

                       VOTING PROCEDURES AND OTHER MATTERS

         Three Directors are to be elected at the Annual Meeting. Since Pacific Partners is only proposing two nominees, if both of our nominees are elected, one of the Company's nominees will also be elected. We are also soliciting authority to vote for one of the nominees being sponsored by Del Webb. While we are not allowed to state affirmatively who we intend to vote for, we can tell you that if you grant us authority to vote for one of the Company's nominees, we will NOT vote for Glenn Schaeffer or Anthony Wainwright. If you vote on our BLUE proxy card, you have the opportunity to withhold authority to vote for the Company's remaining nominee by writing his name on the BLUE proxy card in the space provided. For information regarding the Company's nominees for election as Directors, please refer to the Del Webb Proxy Statement. There can be no assurance that the Company's nominee will serve if elected with any of our nominees.

         For the proxy solicited hereby to be voted, the enclosed BLUE proxy card must be signed and returned in time to be voted at the 2000 Annual Meeting. Shares represented by a valid, unrevoked BLUE proxy card will be voted as specified. If no specification is made, such shares will be voted (1) FOR the election of the Pacific Partners' nominees; (2) AGAINST the approval of the Del Webb Corporation 2000 Executive Long-Term Incentive Plan; (3) AGAINST the approval of the Del Webb Corporation 2000 Executive Management Incentive Plan; and (4) FOR the ratification of the appointment of KPMG LLP as the principal independent public accounting firm of the Company for the year ended June 30, 2001.

         If you wish to vote FOR the election of the Pacific Partners' nominees, your latest dated proxy must be a BLUE proxy card. If you have already returned the Company's white or anyone else's proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed BLUE proxy card. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE 2000 ANNUAL MEETING. Execution of a BLUE proxy card will not affect your right to attend the 2000 Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation or a duly executed proxy; (ii) submitting to Pacific Partners a duly executed proxy bearing a later date; or (iii) attending and voting at the 2000 Annual Meeting in person. Attendance at the 2000 Annual Meeting will not itself constitute a revocation.

         Except as set forth in this Proxy Statement, Pacific Partners is not aware of any other matter to be considered at the 2000 Annual Meeting. If any other matter is presented at the 2000 Annual Meeting, the persons named on the enclosed BLUE proxy card will vote in accordance with their best judgment concerning such matter.

         If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that institution can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your current account at such institution and instruct that person to execute and return the BLUE proxy card on your behalf. You should also sign, date and mail the voting instruction form (or BLUE proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted.

         Only the holders of record as of the close of business on the record date will be entitled to vote at the 2000 Annual Meeting. If you were a stockholder on the record date, you will retain your voting rights for the 2000 Annual Meeting even if you sell such shares after the record date. Accordingly, it is important that you vote the shares you own on the record date or grant a proxy to vote such shares, even if you sell your shares after the record date.

         The shares of Common Stock are the only shares of capital stock of Del Webb entitled to notice of, and to vote at, the 2000 Annual Meeting. The Del Webb Proxy Statement for the 2000 Annual Meeting provides information about the number of shares of Common Stock outstanding and entitled to vote as of the record date, and reference is made thereto for such information. Every holder of shares of Common Stock is entitled to one vote for each share of Common Stock held. In accordance with Del Webb's By-laws, at the 2000 Annual Meeting, the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required for the purpose of establishing a quorum. For election of directors, those nominees receiving a plurality of the votes cast will be elected as directors. "Plurality" means that the nominees who receive the largest number of votes cast will be elected as directors. Shares not voted will have no affect on the election of directors. In order for the 2000 Executive Long -Term Incentive Plan and the 2000 Executive Management Incentive Plan to be defeated (Proposals 2 and 3), if a quorum is present, it will be necessary that more votes are cast against the approval of these proposals than votes that are cast for approval. For the ratification of the appointment of KPMG LLP as the principal independent public accounting firm of the Company for the year ending June 30, 2001 to be approved, if a quorum is present, it will be necessary that more votes be cast in favor of the approval of the proposal than votes that are cast against approval of the proposal.

         Abstentions and broker non-votes are not votes cast and, therefore, will not be counted in determining voting results, although abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For additional information regarding the nature, treatment and affect of abstentions and broker non-votes, please refer to the Del Webb Proxy Statement.

         If you have any questions, or need further assistance, please call our proxy solicitor, D.F. King at (800) 207-2872.

                   INFORMATION REGARDING PACIFIC PARTNERS AND
                     OTHER PARTICIPANTS IN THE SOLICITATION

         The members of Pacific Partners are Levine Investments Limited Partnership, Arturo R. Moreno, GRW Holding, LLC and the Contadino Family Trust. William S. Levine is the manager of Levine Investments Limited Partnership and Pacific Partners. Garth R. Wieger is the manager of GRW Holding, LLC and Joseph
F. Contadino is the trustee of the Contadino Family Trust. Pacific Partners, William Levine, Arturo Moreno, Garth Wieger, Joseph Contadino and Brian O'Connor may be deemed to be "participants" under the federal securities laws in this solicitation.

         Pacific Partners owns an aggregate of 1,002,186 shares of the Company's Common Stock, representing approximately 5.49% of the outstanding shares of Common Stock, with an aggregate cost, including commissions of $15,389,732 and an aggregate market value based on the closing price of the stock on The New York Stock Exchange on October __, 2000 of approximately $__________.

         Pacific Partners is a Delaware limited liability company formed by its members for the purpose of investing in Del Webb. Additional information regarding Pacific Partners, its members and the participants in this solicitation, including recent purchases of Common Stock, is set forth on Annex 1 hereto.

         Except as set forth in this Proxy Statement (or in Annex 1 hereto), no member of Pacific Partners nor, to the best knowledge of Pacific Partners, any nominee of Pacific Partners or any other participant in this solicitation or any of their respective associates: (i) directly or indirectly beneficially owns any shares of Common Stock or any other securities of the Company; (ii) has had any relationship with the Company in any capacity other than as a stockholder, or has been a party to any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year with respect to any shares of the Company's capital stock; (iii) knows of any transactions since the beginning of the Company's last fiscal year, currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000 and which any of them or their respective affiliates had, or will have, a direct or indirect material interest; (iv) has any interest in the matters to be voted on at the 2000 Annual Meeting, other than an interest, if any, as a stockholder of the Company; (v) has been indebted to the Company; or (vi) has been convicted of a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

         In addition, other than as set forth in this Proxy Statement (or in Annex 1 hereto), there are no contracts, arrangements or understandings entered into by Pacific Partners or any other participant in this solicitation or any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees  of  profit,  division  of  losses  or  profits,  or  the  giving  or withholding of proxies. In addition, except as otherwise described elsewhere herein or in the Schedule 13D (defined below), neither Pacific Partners nor any other participant in this solicitation or any of their respective associates has been engaged in contacts, negotiations or transactions with the Company concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, or a sale or other transfer of a material amount of assets; or had any other transaction (other than this proxy solicitation and matters incidental thereto) with the Company or any of its executive officers or directors that would require disclosure under the rules and regulations of the SEC.

         Except as set forth in this Proxy Statement (or in Annex 1 hereto), no member of Pacific Partners or, to the best knowledge of Pacific Partners, any nominee of Pacific Partners or any other participant in this solicitation or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or (ii) any future transactions to which the Company will or may be a party.

         Pacific Partners filed a Schedule 13D with the SEC on August 17, 2000 and filed Amendment No. 1 to the Schedule 13D on August 31, 2000 (collectively, the "Schedule 13D"). The Schedule 13D contains additional information about Pacific Partners, the members of Pacific Partners, Pacific Partners' nominees and their respective affiliates and associates. See also "Nominees for Election as Directors."

                             SOLICITATION; EXPENSES

         In connection with our solicitation of proxies for use at the 2000 Annual Meeting, such proxies may be solicited by mail, courier service, advertisement, telephone, facsimile or other electronic means, and in person. Solicitations may be made by the members of Pacific Partners and Pacific Partners' nominees. Proxies may be similarly solicited by executives and administrative employees of the members of Pacific Partners and its nominees, for which no additional compensation will be paid. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material from Pacific Partners to their customers for whom they hold shares and Pacific Partners will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

         Pacific Partners has retained D.F. King & Co., Inc. for advisory services and to assist in the solicitation of proxies. Pacific Partners has agreed to pay D.F. King & Co., Inc. a fee of up to $200,000, has agreed to reimburse it for its reasonable out-of-pocket expenses and has agreed to indemnify D.F. King against certain liabilities and expenses including liabilities and expenses under the federal securities laws. Approximately 25 persons will be used by D.F. King & Co., Inc. in its solicitation of proxies for use at the 2000 Annual Meeting.

         The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies for the nominees proposed by Pacific Partners for the 2000 Annual Meeting will be borne by Pacific Partners. We do not intend to seek reimbursement for such expenses from Del Webb or any other party or parties. Pacific Partners estimates that its total expenditures relating to the solicitation (other than any possible costs that may be incurred if litigation is initiated) will be approximately $1.0 Million. Total expenditures to date have been approximately $525,000. Pacific Partners will bear all expenses related to this solicitation.

                       CERTAIN INFORMATION ABOUT DEL WEBB

         Del Webb is a Delaware corporation with its principal executive office located at 6001 North 24th Street, Phoenix, Arizona 85106. Del Webb is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements and other information filed by Del Webb with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N. W. Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices, Judiciary Plaza, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. Documents filed electronically by Del Webb are also available at the SEC's Web site (http://www.sec.gov).

         Information regarding shares outstanding as of the record date, the establishment of a quorum, vote required for approval, treatment of abstentions and "broker non-votes," admission requirements for the Annual Meeting, ownership of shares of Common Stock by Directors and executive officers of Del Webb and by other persons who own more than five percent of the outstanding shares of Common Stock, the background of the Company's nominees for election to the Board of Directors, the compensation paid and payable to the Company's Directors and executive officers, the committees of Del Webb's Board of Directors and their responsibilities and the meetings of Del Webb's Board of Directors and certain committees thereof and requirements regarding the submission of stockholder proposals to be considered for inclusion in Del Webb's proxy statement for the 2001 Annual Meeting of Stockholders is contained in the Del Webb Proxy Statement. Pacific Partners assumes no responsibility for the accuracy or completeness of such information.

          The Annual Meeting of Stockholders is scheduled to be held on November 2, 2000 at 9:00 a.m. at the Renaissance Esmeralda Resort, 44-400 Indian Wells Lane, Indian Wells, California (together with any adjournments or postponements thereof, the "Annual Meeting"). The Company has set the close of business on September 5, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                  OTHER MATTERS

         Reference is made to the Del Webb Proxy Statement for information concerning Del Webb stock, beneficial ownership of the stock by, and other information concerning, the Company's Board and management, the principal holders of the stock and the procedure for submitting stockholder proposals for consideration at the November 2, 2000 Annual Meeting.

         Pacific Partners does not know of any matter other than those described above that will be presented for action at the Annual Meeting. If other matters come before the meeting, the persons named as proxies intend to vote in accordance with their judgment.

        This Proxy Statement and BLUE Proxy Card will first be sent to stockholders on or about October __, 2000.

         Pacific Partners' mailing address is 1702 East Highland Avenue, Suite 310, Phoenix, Arizona 85016. For additional information or if you have any questions, please contact our proxy solicitor, D.F. King & Co., Inc. at (800) 207-2872.

         PLEASE IGNORE THE SOLICITATIONS OF THE CURRENT BOARD AND ANY OTHER PARTIES AND DO NOT VOTE ON OR RETURN TO THE COMPANY OR ANY OTHER PARTY ANY PROXY CARD THAT YOU MAY RECEIVE, EVEN TO VOTE AGAINST THE PROPOSALS SPONSORED BY THE COMPANY OR ANY OTHER PARTY. RETURNING ANY PROXY CARD PROVIDED YOU BY THE COMPANY OR ANOTHER PARTY COULD REVOKE THE BLUE PROXY CARD THAT YOU SIGN, DATE AND SEND TO PACIFIC PARTNERS.


                                                       PACIFIC PARTNERS, LLC

October __, 2000.

                                   ANNEX 1

A.   Background
     ----------

     INFORMATION REGARDING PACIFIC PARTNERS, ITS MEMBERS AND PARTICIPANTS
                              IN THE SOLICITATION

        Unless otherwise noted, all of the individuals listed in this Annex 1 are citizens of the United States.

1.       Pacific Partners, LLC, a Delaware limited liability company

a.       Address:          1702 East Highland Avenue
                           Suite 310
                           Phoenix, Arizona 85016

b.       Principal Business:  Investments

c.       Manager: William S. Levine

d.       Members: Levine Investments Limited Partnership
                  Arturo R. Moreno
                  GRW Holding, LLC
                  Contadino Family Trust

2. William S. Levine (Manager of Pacific Partners, LLC, General Partner of Levine Investments Limited Partnership and Director Nominee)

a.       Address:          1702 East Highland Avenue
                           Suite 310
                           Phoenix, Arizona 85016

b.       Principal Occupation:  Chairman, Infinity Outdoor, Inc.

c.       Principal Business:    Outdoor advertising

d.       Business Address:      1702 East Highland Avenue
                                Suite 310
                                Phoenix, Arizona 85016

3.       Levine Investments Limited Partnership, an Arizona limited partnership

a.       Address: 1702 East Highland Avenue
                  Suite 310
                  Phoenix, Arizona 85016

b.       Principal Business:  Investments

c.       General Partner:  William S. Levine

4.       Arturo R. Moreno, a resident of Arizona

a.       Address: 2502 N. Black Canyon Highway
                  Phoenix, Arizona  85009

b.       Principal Occupation:   Chief Executive Officer, Infinity Outdoor, Inc.

c.       Principal Business:        Outdoor advertising

d.       Business Address:          2502 N. Black Canyon Highway
                                    Phoenix, Arizona  85009

5.       GRW Holding, LLC, an Arizona limited liability company

a.       Address: 6900 E. Second Street
                  Scottsdale, Arizona  85251

b.       Principal Business:  Investments

c.       Manager: Garth R. Wieger

d.       Members: Garth R. Wieger
                  ATG, LLC
                  Tom Blake
                  Debbie Eden

6.       Garth R. Wieger (Manager of GRW Holding, LLC)

a.       Address: 6900 E. Second Street
                  Scottsdale, Arizona  85251

b.       Principal Occupation:  Manager, Journey Homes, L.L.C.

c.        Principal Business:       Homebuilding

d.        Business Address: 6900 E. Second Street
                            Scottsdale, Arizona  85251

7. Contadino Family Trust, a revocable trust, formed under the laws of Arizona

a.       Address: 9034 North 23rd Avenue
                  Suite 1
                  Phoenix, Arizona  85021

b.       Principal Business:  Investment trust

c.       Trustee: Joseph F. Contadino

8.       Joseph F. Contadino (Trustee for the Contadino Family Trust)

a.       Address: 9034 N. 23rd Avenue
                  Suite 1
                  Phoenix, Arizona  85021

b.       Principal Occupation:  Owner, Universal Homes, Inc.

c.       Principal Business:       Homebuilder

d.       Business Address: 9034 N. 23rd Avenue
                           Suite 1
                           Phoenix, Arizona  85021

9.       Brian J. O'Connor (Director Nominee)

a.       Address:  1702 East Highland Avenue, Suite 301
                   Phoenix, Arizona  85016

b.       Principal Occupation:   Senior Vice President - Hutchison, Shockey,
                                 Erley & Co.

c.       Principal Business:     Investment banking

d.       Business Address: 1702 East Highland Avenue, Suite 301
                           Phoenix, Arizona  85016


B.       Common Stock Purchases by Pacific Partners and other Participants
         -----------------------------------------------------------------
Date       Number of Shares Acquired             Price/Share    Total Cost

05/12/00            2,000                          14 13/16      29,650.00

05/15/00            2,000                          14 13/16      29,650.00

05/15/00            5,000                          15 1/8        75,650.00

05/16/00            2,000                          15 5/16       30,650.00

05/18/00            2,000                          15 7/16       30,910.00

05/18/00            1,200                          15 1/2        18,625.00

05/18/00            1,800                          15 9/16       28,037.50

05/19/00            3,000                          15 1/2        46,525.00

05/24/00            6,000                          15 1/2        93,085.00

05/24/00            5,000                          15 9/16       77,837.50

05/24/00            4,000                          15 5/8        62,525.00

05/25/00              100                          15 5/16        1,556.25

05/25/00            1,000                          15 3/8        15,400.00

05/25/00            5,000                          15 1/2        77,525.00

05/26/00            3,600                          15            54,055.00

05/26/00            2,000                          15 1/8        30,275.00

05/26/00            1,900                          15 7/16       29,356.25

05/30/00           17,000                          15 1/16      256,115.00

05/30/00            3,000                          15 3/16       45,587.50

05/30/00           31,000                          15 1/4       472,837.50

05/31/00           20,000                          15           300,260.00

05/31/00            5,000                          15 3/16       75,962.50

Date       Number of Shares Acquired              Price/Share   Total Cost

06/01/00           12,700                          15           190,668.75

06/02/00              400                          15 3/8         6,175.00

06/05/00           10,000                          15 5/16      153,160.00

06/05/00            5,000                          15 1/4        76,275.00

06/06/00           16,800                          15 1/4       256,252.00

06/07/00           10,000                          15 1/4       152,635.00

06/07/00            6,000                          15 3/8        92,275.00

06/14/00           75,000                          15         1,125,947.50

06/14/00           25,000                          15 1/8       378,197.50

06/15/00          152,500                          15         2,289,416.25

06/15/00           25,000                          15 1/16      376,635.00

06/16/00           50,000                          15           750,135.00

06/19/00           15,800                          14 7/8       235,232.50

06/19/00           50,000                          15           750,135.00

06/20/00            4,400                          14 7/8        65,515.00

06/20/00           80,000                          15         1,200,210.00

06/21/00           20,200                          14 7/8       300,535.50

06/23/00            7,900                          14 5/8       115,567.25

06/23/00           20,000                          14 3/4       295,260.00

06/26/00              500                          14 9/16        7,306.25

06/26/00           10,000                          14 5/8       146,285.00

06/27/00           20,600                          14 5/8       301,336.50

06/27/00           20,000                          14 3/4       295,260.00

06/27/00           50,000                          14 15/16     747,510.00

06/30/00              200                          14 3/4         2,975.00

Date       Number of Shares Acquired              Price/Share   Total Cost

07/03/00            6,000                          14 15/16      89,650.00

07/03/00           20,000                          15           300,060.00

07/13/00            9,500                          14 13/16     140,847.50

07/14/00            6,900                          14 3/4       101,871.25

07/14/00           15,500                          14 13/16     229,797.50

07/17/00           15,500                          14 3/4       228,828.75

07/18/00            1,600                          14 5/8        23,430.00

07/19/00            3,400                          14 5/8        49,777.50

07/26/00              700                          14 5/8        10,262.50

07/26/00              100                          14 3/4         1,500.00

08/01/00            8,000                          15 1/8       121,030.00

08/03/00              200                          15             3,025.00

08/04/00              700                          15            10,525.00

08/04/00            2,000                          15 1/8        30,275.00

08/07/00            5,000                          15 9/16       77,837.50

08/07/00            6,300                          17           107,125.75

08/08/00              200                          18 1/16        3,637.50

08/08/00           19,800                          18 1/8       358,934.50

08/08/00            2,900                          18 3/8        53,312.50

08/10/00              100                          18 9/16        1,881.25

08/10/00            1,900                          18 5/8        35,421.25

08/10/00            5,400                          18 3/4       101,327.50

08/10/00            1,000                          19            19,025.00

08/11/00            3,000                          19 1/16       57,212.50

08/15/00            3,000                          19 1/4        57,775.00

08/15/00            2,000                          19 7/16       38,900.00

08/15/00            7,000                          19 5/16      135,215.00

08/16/00              200                          19 3/16        3,862.50

Date       Number of Shares Acquired              Price/Share   Total Cost

08/16/00            1,486                          Capital contribution by
                                                   Contadino Family Trust


08/16/00            4,900                          19 1/4        94,350.00

08/16/00            3,000                          19 5/16       57,962.50

08/16/00            3,000                          19 3/8        58,172.50

08/16/00            4,000                          19 1/2        78,025.00

08/17/00              600                          19 5/16       11,612.50

08/17/00           13,200                          19 1/2       257,400.00

08/25/00            1,500                          19 11/16      29,531.25

08/25/00           11,000                          19 3/4       217,250.00
                  -------                                    -------------

TOTAL           1,002,186                                    15,389,732.00
                  -------                                    -------------


         The aggregate amount of funds required by Pacific Partners to purchase the 1,002,186 shares of Common Stock owned by it was $15,389,732, including any brokerage commissions and Common Stock contribution. Except for shares of Common Stock purchased pursuant to the margin account referenced below, all funds used to purchase Common Stock were obtained from Pacific Partners' working capital. Pacific Partners has borrowed a total of approximately $2,398,867.23 to purchase Common Stock pursuant to margin arrangements established in Stockholder's Customer Agreement with Spear, Leeds & Kellogg (a copy which is filed as Exhibit
99.1 to Pacific Partners' Schedule 13D on file with the Securities and Exchange Commission). On July 10, 2000, Brian O'Connor acquired 2,000 shares of Del Webb Common Stock.

                                   ANNEX 2


              Del Webb Corporation Annual Meeting November 2, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF PACIFIC PARTNERS, LLC
         IN OPPOSITION TO THE BOARD OF DIRECTORS OF DEL WEBB CORPORATION

                                      PROXY
         The undersigned stockholder of Del Webb Corporation (the "Company") hereby (i) acknowledges receipt of the Proxy Statement dated October __, 2000 from Pacific Partners, LLC; (ii) revokes any and all prior proxies in connection with or related to the following matters and (iii) appoints William B. Shearer, Jr. and Richard H. Miller, or either one of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock which the undersigned is entitled to vote at the 2000 Annual
Meeting of Stockholders of Del Webb Corporation on November 2, 2000, and any adjournment or postponement thereof, as specified below and in their discretion on all other matters coming before the meeting.
         This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted (1) FOR the election of each of Pacific Partners' Nominees and one of the Company's nominees; (2) AGAINST approval of the Del Webb 2000 Executive Long-Term Incentive Plan; (3) AGAINST approval of the Del Webb 2000 Executive Management Incentive Plan; and
(4) FOR the ratification of the appointment of KPMG LLP as the Company's independent public accounting firm for the year ending June 30, 2001. At the present time Pacific Partners knows of no other business to be presented at the Annual Meeting.
         Pacific Partners also intends to use this Proxy to vote for one person nominated by the Company. We will not vote for Glenn W. Schaeffer or C. Anthony Wainwright. To withhold authority to vote for the Company's remaining nominee, write his name in the space below. Refer to the Proxy Statement dated September 22, 2000 distributed by Del Webb for the name and other information concerning such nominee. There is no assurance that the Company's nominee will serve as a Director if the Pacific Partners nominees are elected to the Board.

                            Continued on reverse side

         Pacific Partners recommends a vote FOR proposals 1 and 4 and AGAINST proposals 2 and 3.
1.       Election of directors to serve for 3-year terms.
         William S. Levine and Brian J. O'Connor.
         _____ For all nominees listed above.
         _____ Withhold authority to vote for all nominees listed above.
         _____ For all nominees listed above except:
         Instruction: To withhold authority to vote for any individual nominee including the Company's nominee, write the name(s) of such nominee(s)in the following space.

         -----------------------------------------------------------------------

         Pacific Partners recommends a vote AGAINST proposal 2.
2.       Approval of the Del Webb 2000 Executive Long-Term Incentive Plan.
         _____    For               _____   Against           _____    Abstain

         Pacific Partners recommends a vote AGAINST proposal 3.
3.       Approval of the Del Webb 2000 Executive Management Incentive Plan.
         _____    For               _____   Against           _____    Abstain

         Pacific Partners recommends a vote FOR proposal 4.
4. Ratification of appointment of KPMG LLP as the Company's independent public accounting firm for the year ending June 30, 2001.
         _____    For               _____   Against           _____    Abstain

                                  Dated __________________________, 2000

                                  -------------------------------------

                                  -------------------------------------
                                               Signature(s)
                                  Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or in other representative capacity, state full title.

                        (IMPORTANT - PLEASE FILL IN DATE)